Exhibit 99.2

Consent of Director Nominee

Pursuant to Rule 438 of the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named as a person who will be appointed to the Board of Directors of Taylor Morrison Home Corporation (the “Company”), and to all other references to me, in or incorporated by reference into the Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission under the Securities Act on the date hereof (the “Registration Statement”). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 6, 2020

/s/ Gary H. Hunt
Signature